Exhibit 99.1

NEWS RELEASE                                           Dorchester Minerals, L.P.

Release Date:  September 30, 2004                 3738 Oak Lawn Ave., Suite 300
                                                       Dallas, Texas 75219-4379
Contact:       Casey McManemin                                   (214) 559-0300

-------------------------------------------------------------------------------

               DORCHESTER MINERALS, L.P. ANNOUNCES THE ACQUISITION
                 OF MINERAL AND ROYALTY PROPERTIES IN SIX STATES

     DALLAS, TEXAS -- Dorchester Minerals, L.P. announced today the Partnership's acquisition of oil and gas properties in exchange for the issuance of 1.2 million common units of limited partnership interest. The properties consist primarily of producing and nonproducing perpetual mineral and royalty interests and are located in 104 counties and parishes in six states, including producing interests in long-lived fields such as the Carthage Field in Panola County, Texas, the McElroy Field in Upton County, Texas and the Knox Field in Stephens County, Oklahoma. Oil and gas sales attributable to the properties during the six month period ending June 30, 2004 were 12,000 bbls and 190,000 mcf, respectively.

     The seller is a private entity whose beneficiaries have generally owned the properties for more than 50 years. The transaction is structured as a merger and was sourced, negotiated and consummated without the assistance of an intermediary.

     The transaction is the Partnership's first acquisition of oil and gas properties since its inception on January 31, 2003 and is consistent with its stated objective of acquiring mineral and royalty interests in non-taxable exchanges, utilizing the Partnership's units as consideration.

     Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 25 states. Its common units trade on the Nasdaq Stock Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

     Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership's properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.

                                      -30-